Table of Contents

Exhibit 4

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIOD ENDED AS OF JUNE 30TH, 2007 VS. 2006
Figures in Thousands of Constant Ch$ as of June 30th, 2007

	2007	2006

NET CASH PROVIDED DUE TO OPERATING ACTIVITIES	105,828,103	116,159,822

Net income (Gain)	4,843,097	7,246,126

Result from asset sales	0	(493,671)

Gain (loss) in sale of fixed assets	0	0
Loss on sales of investments	0	(578,771)
Gain on sales of investments	0	85,100

Charges (credits) to income not affecting cash flow:	114,759,275	118,572,786

Depreciation	101,476,478	105,577,948
Intangibles amortization	2,783,363	2,439,268
Write-off and provisions	9,466,794	11,155,376
Equity earnings from related companies (less)	(867,385)	(904,319)
Equity losses from related companies	0	36,647
Amotization of goodwill	738,438	1,521,919
Price-level restatement (net)	(638,759)	(1,401,499)
Gain (loss) on foreign currency transactions	320,683	(690,610)
Other credits not affecting cash flow	(256,071)	(142,422)
Other charges not affecting cash flow	1,735,734	980,478

Decrease (increase) in current assets:	1,915,715	(29,762,430)

(Increase) Decrease in trade receivables	1,936,586	(18,810,450)
(Increase) Decrease in inventories	(4,488,640)	(1,163,805)
(Increase) Decrease in other current assets	4,467,769	(9,788,175)

Increase (decrease) in current liabilities:	(15,453,431)	20,804,806

Increase (decrease) due to related companies,
related with operating activities	11,201,615	12,471,008
Increase (decrease) in accrued interest payable	(84,129)	3,417,514
Increase (decrease) in income tax payable, net	(9,880,226)	4,734,998
Increase (decrease) in other accounts payable
related with non operating result	(10,274,187)	1,218,310
Increase (decrease) in value-added tax, net, and other	(6,416,504)	(1,037,024)

Income (loss) of minority interest	(236,553)	(207,795)

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIOD ENDED AS OF JUNE 30TH, 2007 VS. 2006
Figures in Thousands of Constant Ch$ as of June 30th, 2007

	2007	2006

NET CASH PROVIDED BY FINANCING ACTIVITIES	(61,717,171)	(133,004,761)

Liabilities with the public	0	67,683,068
Repayment of dividends (less)	(12,938,017)	(13,771,850)
Repayment of capital (less)	(48,779,154)	(41,369,510)
Repayment of liabilities with the public (less)	0	(144,851,441)
Other payments by financing	0	(695,028)

NET CASH USED IN INVESTING ACTIVITIES	(56,683,159)	(48,590,158)

Sale of fixed assets	0	62,601
Sale of other investments	2,001,632	0
Additions to fixed assets (less)	(58,684,791)	(48,652,759)

NET CASH FLOW FOR THE PERIOD	(12,572,227)	(65,435,097)

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	(1,380,481)	(752,012)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,952,708)	(66,187,109)

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	42,132,651	99,110,032

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	28,179,943	32,922,923